Exhibit 99(n)

FMI FUNDS, INC.

AMENDED AND RESTATED RULE 18f-3 MULTI-CLASS PLAN

Dated as of February 1, 2017

I.	Introduction.
Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), the following sets forth the method for allocating fees and expenses among each class (as such term is used in the 1940 Act) of shares of the FMI Large Cap Fund, the FMI Common Stock Fund and the FMI International Fund, each a series (each a “Multi-Class Fund” and, collectively, the “Multi-Class Funds”) of FMI Funds, Inc. (the “Corporation”).  In addition, this Rule 18f-3 Multi-Class Plan (this “Plan”) sets forth the service fees and other charges and fees of each class of shares of the Multi-Class Funds.

The Corporation is an open-end management investment company registered under the 1940 Act, the shares of which are registered on Form N-1A (Reg. No. 333-12745) under the Securities Act of 1933, as amended.  The Corporation offers multiple classes of each Multi-Class Fund pursuant to the provisions of Rule 18f-3 and this Plan.

II.	Allocation of Expenses.
Pursuant to Rule 18f-3 under the 1940 Act, the Corporation shall allocate to each class of shares any fees and expenses incurred by the Corporation in connection with any service plan or arrangement pursuant to which a Multi-Class Fund pays fees to service providers that provide services to investors in such Multi-Class Fund.  So, transfer agent fees, including expenses related to transfer agent services that are identified by the transfer agent as being attributable to such class of shares, and shareholder servicing fees, which include the expense of administrative personnel and services of servicing plans’ service organizations (including, but not limited to, those of a dividend paying agent1) required to support the shareholders, relating to each class of shares shall be borne exclusively by such class of shares.  Subject to adjustment by the Board of Directors, all other expenses shall be allocated such that each class of shares shall bear proportionately all other expenses incurred by a Multi-Class Fund based on the relative net assets attributable to each such class of shares, including expenses that are charged as a base fee to the Corporation, with the base fee being allocated proportionately among the Multi-Class Funds and the share classes based on the relative net assets attributable to such Funds and classes.

As referenced above, the Board of Directors may also allocate the following fees and expenses to a particular class of shares rather than proportionately:

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1  Rule 18f-3 requires that services related to the management of the portfolio’s assets, such as custodial fees, be borne by the Corporation and not by class.

(i)
printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, reports, and proxies to current shareholders of such class of shares or to regulatory agencies with respect to such class of shares;

(ii)	the services of fund accountants for calculating net asset values with respect to such class of shares;
(iii)	the services of fund administrators for fees relating solely to such class of shares;
(iv)	blue sky registration or qualification fees incurred by such class of shares;
(v)	Securities and Exchange Commission registration fees incurred by such class of shares;
(vi)	litigation or other legal expenses relating solely to such class of shares;
(vii)	fees of the Corporation’s Directors incurred as a result of issues relating to such class of shares; and
(viii)	independent accountants’ fees relating solely to such class of shares.
The determination of the class expenses that will be allocated by the Corporation to a particular class of shares and any subsequent changes thereto will be reviewed by the Board of Directors and approved by a vote of the Directors of the Corporation, including a majority of the Directors who are not interested persons of the Corporation.

Income, realized and unrealized capital gains and losses, and any expenses not allocated to a particular class of the Corporation pursuant to this Plan shall be allocated to each class of a Multi-Class Fund on the basis of the net asset value of that class in relation to the net asset value of the applicable series.  The Corporation reserves the right to utilize any other appropriate method to allocate income and expenses among the classes in a manner consistent with Rule 18f-3(c)(1) under the 1940 Act, provided that a majority of the Directors and majority of the Directors that are not interested persons of the Corporation determine that the method is fair to the shareholders of each class and that the annualized rate of return of each class will generally differ from that of the other classes only by the expense differentials among the classes.

III.	Class Arrangements.
Service Fees, Exchange Fees and Other Fees.  The following summarizes the service fees, exchange fees, and other fees and charges applicable to each class of shares of the Multi-Class Funds.  Additional details regarding such fees and services are set forth in the Corporation’s current Prospectus and Statement of Additional Information.

Each Multi-Class Fund and each class of such Fund has (i) no maximum sales load imposed on purchases, (ii) no maximum sales load imposed on dividends, (iii) no deferred sales load, (iv) no redemption fee, or (v) no exchange fee.

The fees and charges applicable to each class of the Multi-Class Funds are as follows:

Multi-Class Fund and Class	12b-1 Distribution Expenses (1)	Service Fees (2)

FMI Large Cap Fund
Investor Class	Up to 0.25%	Up to 0.15% (or annual per account fee as approved by the Board of Directors)

Institutional Class	None	None

FMI International Fund
Investor Class	Up to 0.25%	Up to 0.15% (or annual per account fee as approved by the Board of Directors)

Institutional Class	None	None

FMI Common Stock Fund
Investor Class	None	Up to 0.15% (or annual per account fee as approved by the Board of Directors)

Institutional Class	None	None
(1)

The FMI Large Cap Fund and the FMI International Fund have adopted a Service and Distribution Plan which authorizes payments by the FMI Large Cap Fund and the FMI International Fund in connection with the distribution of Investor Class shares at an annual rate of up to 0.25% of the average daily net assets of the FMI Large Cap Fund and the FMI International Fund, as determined from time to time by the Board of Directors.  Neither the FMI Large Cap Fund nor the International Fund has ever incurred any distribution costs under the Service and Distribution Plan, nor have the Funds implemented the Service and Distribution Plan.

(2)
The Investor Class shares of each Multi-Class Fund may pay financial intermediaries, for assets maintained in an omnibus account, up to 0.15% of the average daily net assets attributable to its shareholders (or at an annual per account rate as approved by the Board of Directors).  The financial intermediaries may provide a variety of services, such as: (1) aggregating and processing purchase and redemption requests and transmitting such orders to the Funds’ transfer agent; (2) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; (3) processing dividend and distribution payments from the Funds on behalf of shareholders; (4) providing information periodically to shareholders showing their positions; (5) arranging for bank wires; (6) responding to shareholder inquiries concerning their investment; (7) providing sub-accounting with respect to shares beneficially owned by shareholders or the information necessary for sub-accounting; (8) if required by law, forwarding shareholder communications (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices); and (9) providing similar services as may reasonably be requested.
Management Fees and Expense Caps.  The management fees of each Multi-Class Fund, effective as of February 1, 2017, are as follows:

FMI Large Cap Fund

Average Daily Net Assets	Fee as Percentage of Average Daily Net Assets
$0-$2,500,000,000	0.70%
$2,500,000,001-$5,000,000,000	0.65%
Over $5,000,000,000	0.60%

FMI International Fund

Average Daily Net Assets	Fee as Percentage of Average Daily Net Assets
$0-$2,500,000,000	0.75%
$2,500,000,001-$5,000,000,000	0.70%
$5,000,000,001-$10,000,000,000 Over $10,000,000,000	0.65% 0.60%

FMI Common Stock Fund

Average Daily Net Assets	Fee as Percentage of Average Daily Net Assets
$0-$500,000,000	0.90%
$500,000,001-$1,000,000,000	0.85%
Over $1,000,000,000	0.80%

The investment adviser to the Multi-Class Funds has contractually agreed to waive its fees and/or reimburse certain expenses (excluding taxes, interest, portfolio transaction expenses, acquired fund fees and expenses and extraordinary expenses) in order to limit each Fund’s total expenses for Investor Class and Institutional Class shares as follows:

	Investor Class	Institutional Class
FMI Large Cap Fund	1.20%	1.10%
FMI Common Stock Fund	1.30%	1.20%
FMI International Fund	1.75%	1.65%

Eligibility Requirements.  Institutional Class shares are available only to shareholders who invest directly in Multi-Class Fund shares or who invest through certain broker-dealers or financial institutions that have entered into appropriate arrangements with the Funds.

Minimum Investment Amounts.  The following investment minimums apply to the Multi-Class Funds (the Funds reserve the right to waive or reduce the minimum initial investment amount for purchases made through certain retirement, benefit and pension plans)*:

	FMI Large Cap Fund	FMI Common Stock Fund	FMI International Fund
New accounts
● All Accounts
• Investor Class	$1,000	$1,000	$2,500
• Institutional Class	$100,000	$100,000	$100,000
Existing Accounts (All Classes)
● Dividend reinvestment	No Minimum	No Minimum	No Minimum
● Automatic Investment Plan	$50	$50	$50
● Telephone Purchase	$100	$100	$100
● All other accounts	$100	$100	$100
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* Servicing Agents may impose different minimums.
IV.	Voting Rights.
Shares of each Class will have equal voting rights and liquidation rights, and are voted in the aggregate and not exclusively by Class except in matters where a separate vote is required by the 1940 Act, or when the matter affects only the interest of a particular Class, such as each Class’s respective arrangements under Rule 18f-3 of the 1940 Act.  Each Class will have in all other respects the same rights and obligations as each other Class.
V.	Exchange.
Shares of each Multi-Class Fund may be exchanged for shares of the same class of any other Fund, subject to minimum purchase requirements.

VI.	Conversion.
Investor Class shares of a Multi-Class Fund may be converted into Institutional Class shares of such Multi-Class Fund if an investor’s account balance is at least $100,000.  The transaction shall be based on the respective net asset value of each class on the trade date for the conversion.

If an investor’s account balance in the Institutional Class shares falls below $100,000 due to shareholder action and not because of a change in market value, and that are not subject to an exception to the minimum, the Corporation may convert the shares into Investor Class shares.  The transaction shall be based on the respective net asset value of each class on the trade date for the conversion.  The Corporation will notify the investor in writing before the mandatory exchange.  The Corporation shall give shareholders whose shares are being converted 60 days’ prior written notice in which to purchase sufficient shares to avoid such conversion.

VII.	Involuntary Redemption.
The Multi-Class Funds may involuntarily redeem a shareholder’s shares upon certain conditions as may be determined by the Board of Directors, including, for example and not limited to: (1) if the shareholder fails to provide the Funds with identification required by law; (2) if the Funds are unable to verify the information received from the shareholder; or (3) to reimburse a Fund for any loss sustained by reason of the failure of the shareholder to make full payment for shares purchased by the shareholder.  Additionally, as referenced below, shares may be redeemed in connection with the closing of small accounts.

If an investor’s account balance in the Investor Class shares falls below the $1,000 minimum investment value ($2,500 with regard to the FMI International Fund), the Corporation may close the account.  The Corporation will notify the investor in writing before closing the account.  The Corporation shall give shareholders whose accounts may be closed 60 days’ prior written notice in which to purchase sufficient shares to avoid such action.

VIII.	Board Review.
The Board of Directors of the Corporation shall review this Plan as frequently as it deems necessary.  Prior to any material amendments to this Plan, the Corporation’s Board of Directors, including a majority of the Directors that are not interested persons of the Corporation, shall find that the Plan, as proposed to be amended (including any proposed amendments to create or alter an exchange or conversion feature or alter the method of allocating class and/or fund expenses), is in the best interest of each class of shares of a Multi-Class Fund individually and the Corporation as a whole.  In considering whether to approve any proposed amendment to the Plan, the Directors of the Corporation shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment to the Plan.

In making its initial determination to approve this Plan, the Board of Directors focused on, among other things, the relationship between or among the classes and examined potential conflicts of interest between classes regarding the allocation of fees, services, reimbursement of expenses and voting rights.  The Board evaluated the level of services provided to each class and the cost of those services to ensure that the services are appropriate and the allocation of expenses is reasonable.  In approving any subsequent amendments to this Plan, the Board shall focus on and evaluate the above-referenced factors as well as any others deemed necessary by the Board.